Exhibit 99(p)

[DMH CORP. LETTERHEAD]

                       , 2007

Delaware Enhanced Global Dividend and Income Fund

2005 Market Street

Philadelphia, Pennsylvania 19103

Ladies and Gentlemen:

Delaware Management Holdings Corp. proposes to acquire 5,000 common shares of beneficial interest (the “Shares”) of Delaware Enhanced Global Dividend and Income Fund (the “Fund”), at a purchase price of $20 per share for a total of $100,000.  We will purchase the Shares in a private offering prior to the effectiveness of the registration statement filed by the Fund on Form N-2 under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended (the “1940 Act”).  The Shares are being purchased pursuant to Section 14 of the 1940 Act to serve as the seed money for the Fund prior to the commencement of the public offering of its shares.

In connection with such purchase, we understand that we, the purchaser, intend to acquire the Shares for our own account as the sole beneficial owner thereof and have no present intention of redeeming or reselling the Shares so acquired.

We consent to the filing of this Investment Letter as an exhibit to the registration statement of the Fund on Form N-2.

Sincerely,

Name:	[Insert Name]
Title:	[Insert Title]
Delaware Management Holdings Corp.